Gran Tierra Energy Inc. Reports First Quarter 2026 Results
•Achieved Total Company Average First Quarter Production of 45,497 BOEPD1
•Completed Disposition of Gran Tierra’s Working Interest in the Simonette Montney Block for $49 Million
•Signed Exploration, Development and Production Sharing Agreement with State Oil Company of the Republic of Azerbaijan
•Strategic Partnership Agreement with Ecopetrol for Operations in the Tisquirama Block
•Strengthened Financial Position, Exited the Quarter with $125 Million in Cash and Paid Down $133 Million of Debt and Extended Bond Maturities to 2031
•2026 Guidance Revised, Strong Outlook on Free Cash Flow Generation
CALGARY, ALBERTA, May 7, 2026, Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American:GTE) (TSX:GTE) (LSE:GTE) announced the Company’s financial and operating results for the quarter ended March 31, 2026 (the “Quarter”) and provided revised 2026 guidance. All dollar amounts are in United States (“U.S.”) dollars and all reserves and production volumes are on an average working interest (“WI”) before royalties basis unless otherwise indicated. Production is expressed in barrels (“bbl”) of oil equivalent (“boe”) per day (“boepd” or “boe/d”) and are based on WI sales before royalties. For per boe amounts based on net after royalty (“NAR”) production, see Gran Tierra’s Quarterly Report on Form 10-Q filed May 7, 2026.
Message to Shareholders
Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: “Our performance for the Quarter reflects a strong start to 2026, with production meeting expectations and capital spending below plan, demonstrating disciplined execution across the business. With the completed disposition of our Simonette assets and the successful bond exchange, we are in a stronger financial position, well-equipped to support ongoing operations and the continued deleveraging of the balance sheet. We signed an Exploration, Development and Production Sharing Agreement with the State Oil Company of the Republic of Azerbaijan (“SOCAR”) and entered into a strategic partnership with Ecopetrol that is expected to unlock operational synergies and further enhance long-term value creation. Supported by these strategic developments and the evolving market environment, our revised 2026 guidance reflects a stronger outlook for free cash flow while maintaining a disciplined approach to capital allocation. Looking forward, we remain focused on financial strength, generating free cash flow and reducing debt as we continue to deliver long-term value to shareholders.”
Revised 2026 Guidance:
Gran Tierra is revising its previously announced 2026 guidance to reflect changes in market conditions and portfolio composition since the Company’s initial outlook was issued in December 2025. The updated guidance incorporates the impact of the following:
•higher commodity price assumptions;
•changes in realized differentials;
•the completed disposition of the Simonette asset;
•the addition of the Tisquirama block through the previously announced joint venture with Ecopetrol; and
•the effect of additional commodity hedges entered into subsequent to the original guidance.

While higher commodity prices have improved the market backdrop since December 2025, the benefit to forecasted free cash flow has been partially offset by the addition of incremental hedges, the loss of Simonette production volumes and incremental capital associated with portfolio additions. At the price forecasted below, Gran Tierra forecasts hedging losses of $70 - $72 million for 2026. The revised outlook reflects Gran Tierra’s focus on maximizing free cash flow generation through disciplined capital spending while maintaining operational flexibility in a changing market environment.

Revised 2026 Budget	Base Case
Brent Oil Price ($/bbl)	83.80
WTI Oil Price ($/bbl)	78.48
AECO Natural Gas Price ($CAD/thousand cubic feet)	2.32
Production (boepd)	40,000 - 45,000
Operating Netback[2] ($ million)	445 - 495
EBITDA[2] ($ million)	345 - 395
Cash Flow[2] ($ million)	235 - 275
Capital Expenditures ($ million)	130 - 170
Free Cash Flow[2] ($ million)	95 - 115

Revised Budget per Barrel Costs	Costs per boe ($/boe)
Lifting	14.00 - 15.00
Transportation	1.00 - 1.50
General & Administration	2.50 - 3.00
Interest	5.00 - 6.00
Current Tax	0.75 - 1.25

2026 Revised Budget By Country	Canada*	Colombia	Ecuador
Production (boepd)	13,000 - 14,000	20,000 - 23,000	7,000 - 8,000

Per Barrel ($/boe)
Realized Price	20.00 - 21.00	58.00 - 60.00	51.50 - 53.50
Operating and Transportation Expense	10.00 - 11.00	18.00 - 19.00	15.00 - 16.00
Operating Netback[2]	10.00 - 11.00	40.00 - 41.00	36.50 - 37.50
*Canada’s production is comprised of approximately 48% natural gas, 18% oil and 34% natural gas liquids (“NGL”)

Key Highlights of the Quarter:
•Production: Gran Tierra’s total average WI production was 45,497 boepd, which was 2% lower than fourth quarter 2025 (“the Prior Quarter”) and 2% lower than the first quarter of 2025. The slight decreases in production from both comparative periods is attributable to the timing of waterflood optimization responses in Colombia and the sale of Simonette assets in Canada, partially offset by higher than anticipated production results from the Conejo wells in the Charapa Block and additional production from the Perico Block in Ecuador acquired in December 2025.
•Net Loss: Gran Tierra incurred a net loss of $119 million or $3.38 per share3 basic and diluted, compared to a net loss of $141 million in the Prior Quarter and a net loss of $19 million or $0.54 per share3 basic and diluted in the first quarter of 2025. The net loss was primarily driven by non-cash items including unrealized market to market hedging loss of $77 million, $20 million of stock-based compensation resulting from higher share price at the end of the quarter and debt issuance cost amortization of $11 million resulting from the bond exchange.

•Gross Profit4: The Company’s gross profit4 was approximately $37 million for the Quarter, which was up from approximately $1 million for the Prior Quarter and also increased compared to $28 million in the first quarter of 2025. On a per boe basis, our Gross Profit4 for the Quarter was $8.49 per boe, up from $0.22 in the Prior Quarter and up from $6.63 in the first quarter of 2025.
•Operating Netback2: The Company’s operating netback2 was $23.28 per boe, up 33% from the Prior Quarter and up 2% from the first quarter of 2025 primarily as a result of higher oil prices recognized during the Quarter.
•Adjusted EBITDA2: Adjusted EBITDA2 was $74 million compared to $52 million in the Prior Quarter and $85 million in the first quarter of 2025. Twelve-month trailing net debt(2)(5) to Adjusted EBITDA2 was 1.7 times and the Company continues to have a long-term target ratio of 1.0 times.
•Net Cash Provided by Operating Activities: Net Cash Provided by Operating Activities was $173 million ($4.89 per share), up 10% from the Prior Quarter and up 136% from the first quarter of 2025.
•Funds Flow from Operations2: Funds flow from operations2 was $43 million ($1.21 per share), up 60% from the Prior Quarter and down 23% from the first quarter of 2025.
•Cash and Debt: As of March 31, 2026, the Company had a cash balance of $125 million, total gross debt of $606 million and net debt(2)(5) of $481 million. During the Quarter, Gran Tierra bought back $9.2 million in face value of the Company’s 9.75% Senior Notes due April 15, 2031. This represents a discount of 12% to the face value of the repurchased bonds.
•Liquidity: In addition to the $125 million cash on hand as of March 31, 2026, the Company currently has approximately $54 million in undrawn availability in its credit and lending facilities.
Operational Update:
•Colombia
◦During the Quarter, Gran Tierra successfully drilled the Raju-2 well, the final well from the Cohembi North Pad. Infill drilling subsequently commenced with the completion of the first of three planned wells from Cohembi Pad 6. Together, these two wells were drilled at a combined cost of $7.5 million, representing approximately 18% savings versus budget.
◦Initial well completions were carried out immediately following drilling operations on the Raju-2 and Cohembi-29 wells. The Company continued deploying an enhanced completion sequence alongside alternative technologies, driving further efficiencies and cost reductions.
•Ecuador
◦Gran Tierra commenced water injection at the Chanangue J4 well in early February 2026, with an average injection rate of 511 bbls of water per day. The resulting production in Chanangue J2 has exceeded company expectations. While the initial forecast assumed a three-month lag before production impact, an uplift was observed within just two weeks of injection start.
Signed Exploration, Development and Production Sharing Agreement (“EDPSA”) with SOCAR6:
•EDPSA provides significant access rights in a proven region, with access to established infrastructure and exposure to a contiguous basin trend supported by shared geology, legacy well control, and seismic data, providing clear exploration, appraisal, and development upside.
•Azerbaijan is a world-class petroleum region anchored by some of the largest conventional oil and gas fields globally. The Contract Area surrounds an approximately 65-kilometer-long structure that has produced more than 100 million barrels of oil and more than 200 billion cubic feet of natural gas, underscoring the scale and quality of the petroleum system in Azerbaijan.

•Allows Gran Tierra to leverage its proven expertise in exploration, appraisal, development, and optimization, pairing the Company’s core technical and operational capabilities with strategic access to European markets, and clear, capital-efficient development horizons.
•Gran Tierra has secured a 65% WI and operatorship of the Contract Area, which equals approximately 0.4 million gross acres, more than two times our current acreage in Ecuador.
•Gran Tierra’s EDPSA has five years for exploration and appraisal, and 25 years for development of any economic discoveries, with potential to extend development an additional five years.
•The exploration period consists of an initial three-year phase followed by a second two-year phase. The initial phase includes the acquisition of a gravity study, the acquisition of 250 km² of 3D seismic and a commitment to drill two wells. Upon completion of the initial phase, the Company has the option to proceed into the second phase, which carries a further commitment to acquire an additional 250 km² of 3D seismic and drill two wells.
•Gran Tierra expects to commence an airborne gravity study in 2026, with seismic acquisition and drilling activities planned to begin in 2027. These activities are expected to be funded by the Company’s forecasted net cash provided by operating activities.
Strategic Partnership with Ecopetrol:
•During the Quarter, Gran Tierra entered into a strategic partnership with Ecopetrol, whereby the Company is expected to earn, subject to regulatory approvals and other conditions precedent, a 49% WI in the Tisquirama Block located in the Middle Magdalena Valley Basin of Colombia which contains the Tisquirama and San Roque fields. With existing assets in Acordionero serving as a direct analogue, operating these fields would allow the Company to manage the area as a single operating hub, improving efficiency and maximizing long-term value.
Bond Exchange:
•During the Quarter, Gran Tierra issued $504 million in aggregate principal amount of its 9.750% Senior Secured Amortizing Notes due 2031 (the “9.75% Senior Notes”), with a structured amortization profile beginning in 2029 and paid $125 million in cash consideration in exchange for $629 million aggregate principal amount of its 9.500% Senior Secured Amortizing Notes due 2029. The exchange was accounted for as debt modification. With an 88% participation rate, the bond exchange reflected strong investor confidence in the Company’s capital structure strategy.
Audit Committee Concludes Investigation:
As disclosed in a Form 8-K filed by the Company on March 17, 2026, the Company’s Audit Committee has been conducting an independent investigation into an anonymous complaint.
Consistent with its charter, the Audit Committee takes seriously its responsibility to investigate matters within the scope of its duties. As such, the Audit Committee investigated the allegations in the complaint that it believed were in the scope of its responsibility. The Audit Committee took various steps to ensure that it would meet its fiduciary duties of loyalty, care and oversight in conducting the investigation. Such steps included seeking legal advice from external legal counsel and engaging throughout the entirety of the investigatory process independent legal counsel who conducted investigatory procedures. The engagements concluded under the direction and oversight of the Audit Committee. Following the engagements and multiple meetings and deliberations of the Audit Committee, the Audit Committee concluded that, subject to undertaking certain process improvements, all of which have been satisfactorily implemented by the Company, its investigation is complete.
Additional Key Financial Metrics:
•Capital Expenditures: Capital expenditures of $45 million were lower than the $53 million in the Prior Quarter and lower than the $95 million in the first quarter of 2025. During the Quarter, the Company spud three development wells in Colombia, with two development wells deemed producing and one development well deemed in-progress. Additionally, the Company spud three development wells in Canada pertaining to the Simonette Montney area, which was disposed of during the Quarter.
•Oil Sales: Gran Tierra generated oil sales of $172 million, up 2% from the first quarter of 2025 due to a 3% increase in sales volumes and 5% increase in Brent price, offset by higher differentials. The higher sales volumes during the current quarter was driven by selling built-up oil inventory and selling production of the new Perico Block in Ecuador. Oil sales increased 32% from the Prior Quarter primarily due to a 24% increase in Brent price and a 12% increase in sales volumes as a result of higher sales volumes in Ecuador, partially offset by higher differentials.
•South American Quality and Transportation Discounts: The Company’s average quality and transportation discounts per bbl in South America increased during the Quarter to $14.85 compared to $11.58 in the first quarter of 2025 and to $12.30 in the Prior Quarter, primarily due to the widening of field-level differentials and incremental high-cost trucking in Putumayo.
◦The Castilla oil differential per bbl was $9.67, up from $6.51 in the Prior Quarter and $5.34 in the first quarter of 2025 (Castilla is the benchmark for the Company’s Middle Magdalena Valley Basin oil production). The Vasconia differential per bbl was $5.91, up from $3.41 in the Prior Quarter, and $2.27 in the first quarter of 2025. The Ecuadorian benchmark, Oriente, per bbl was $8.17, down from $8.43 in the Prior Quarter and up from $7.65 in the first quarter of 2025. The current7 differentials are approximately $6.60 per bbl for Castilla, $0.40 per bbl for Vasconia, and $0.70 per bbl premium for Oriente indicating improved realized pricing conditions.
◦During the Quarter, the Company had two liftings in Ecuador compared to one in the Prior Quarter. The Company sales price is the average Brent price less discounts for the month prior to lifting (M-1). During the Quarter, the Company sold its January lifting for the average December Brent price and the March lifting was sold at the average February Brent price. The impact of the M-1 pricing lowered revenue by approximately $16 million compared to the average Brent price for the Quarter. During the Month of May, the Company is expected to sell its Ecuador lifting of approximately 420,000 bbls of oil for net revenue of approximately $44 million.
•Operating Expenses: On a per boe basis, operating expenses decreased by 3% when compared to the first quarter of 2025 due to $1.14 per boe lower workover activities, which were partially offset by $0.21 per boe higher lifting costs associated with inventory fluctuations. Total operating expenses increased by 16% to $66 million compared to the Prior Quarter primarily due to the recognition of operating costs previously capitalized to inventory in the Prior Quarter, as those barrels were sold in the current period which does not reflect an increase in the underlying operating cost structure. Total operating expenses decreased by 1% compared to the first quarter of 2025 due to lower workover activities, lower power generation and field personnel costs associated with head count optimization, partially offset by higher inventory fluctuation due to the sale of built-up oil inventory at the end of the Prior Quarter.
•Transportation Expenses: The Company’s transportation expenses increased by 44% to $5.3 million, compared to the Prior Quarter’s transportation expenses of $3.7 million, and increased by 17% compared to the first quarter of 2025. Transportation expenses increased due to a higher sales volume of 944,000 bbls transported in Ecuador during the Quarter, compared to sales volumes of 398,000 bbls in the Prior Quarter and 439,000 bbls in the first quarter of 2025.
•General and Administrative (“G&A”) Expenses: G&A expenses before stock-based compensation were $3.51 per boe, a decrease from $4.26 per boe in the Prior Quarter due to headcount optimization and higher sales volumes. G&A expenses before stock-based compensation during the Quarter increased from $2.81 per boe in the first quarter of 2025 primarily due to higher consulting costs attributable to optimization projects.
•Cash Netback2: Cash netback2 per boe increased to $9.91, compared to $6.81 in the Prior Quarter primarily due to a higher operating netback as a result of a higher realized price during the Quarter. Cash netback2 per boe decreased by $3.14 from $13.05 per boe in the first quarter of 2025, primarily attributable to higher G&A expenses incurred and higher losses realized on derivative instruments settled during the Quarter.

Financial and Operational Highlights (all amounts in $000s, except per share and boe amounts)

Consolidated Information	Three Months Ended March 31,		Three Months Ended December 31,
	2026	2025	2025

Net Loss	$(119,172)	$(19,280)	$(141,148)
Per Share - Basic	$(3.38)	$(0.54)	$(4.00)
Per Share - Diluted	$(3.38)	$(0.54)	$(4.00)

Gross Profit[4]	$36,697	$28,101	$851
Depletion and Accretion[8]	$63,908	$68,431	$68,236
Operating Netback[2]	$100,605	$96,532	$69,087

Oil, Natural Gas and NGL Sales	$172,057	$168,173	$129,929
Operating Expenses	(66,149)	(67,090)	(57,160)
Transportation Expenses	(5,303)	(4,551)	(3,682)
Operating Netback[2]	$100,605	$96,532	$69,087

G&A Expenses Before Stock-Based Compensation	$15,149	$11,926	$16,817
G&A Stock-Based Compensation Expense (Recovery)	19,676	(517)	3,042
G&A Expenses, Including Stock Based Compensation	$34,825	$11,409	$19,859

EBITDA[2]	$(26,015)	$79,710	$(77,030)

Adjusted EBITDA[2]	$73,935	$85,162	$52,473

Net Cash Provided by Operating Activities	$172,734	$73,230	$157,193

Funds Flow from Operations[2]	$42,823	$55,344	$26,827

Capital Expenditures (Before Changes in Working Capital)	$45,359	$94,727	$53,040

Free Cash Flow[2]	$(2,536)	$(39,383)	$(26,213)

Average Daily Production (boe/d)
WI Production Before Royalties	45,497	46,647	46,344
Royalties	(7,756)	(8,084)	(6,880)
Production NAR	37,741	38,563	39,464
Decrease (Increase) in Inventory	2,526	461	(3,480)
Sales	40,267	39,024	35,984
Royalties, % of WI Production Before Royalties	17%	17%	15%

Cash Netback ($/boe)(2)(9)
Gross Profit(4)(9)	$8.49	$6.63	$0.22
Depletion and Accretion(8)(9)	$14.79	$16.14	$17.30
Operating Netback(2)(9)	$23.28	$22.77	$17.53

Average Realized Price before Royalties	47.48	47.88	39.25
Royalties	(7.67)	(8.22)	(6.30)
Average Realized Price	39.81	39.66	32.95
Transportation Expenses	(1.23)	(1.07)	(0.93)
Average Realized Price Net of Transportation Expenses	38.58	38.59	32.02
Operating Expenses	(15.31)	(15.82)	(14.49)
Operating Netback(2)(9)	23.28	22.77	17.53
Cash G&A Expenses	(3.51)	(2.81)	(4.26)
Other Taxes	(0.24)	(0.11)	(0.17)
Severance Expenses	(0.57)	—	—
Realized Foreign Exchange Loss	(0.38)	(0.51)	(0.71)
Cash Settlement on Derivative Instruments	(2.56)	0.10	0.19
Interest Expense, Excluding Amortization of Debt Issuance Costs, Non-Cash Interest, and Senior Notes Exchange Fees	(4.90)	(4.58)	(5.45)
Interest Income	0.09	0.10	0.06
Other Cash Gain	0.10	—	—
Net Lease Payments	(0.05)	0.04	(0.03)
Current Income Tax Expense	(1.35)	(1.95)	(0.35)
Cash Netback(2)(9)	$9.91	$13.05	$6.81

Share Information (000s)
Common Stock Outstanding, End of Period	35,346	35,524	35,299
Weighted Average Number of Shares of Common Stock Outstanding - Basic and Diluted	35,300	35,777	35,294
Weighted Average Number of Shares of Common Stock Outstanding - Diluted	35,300	35,777	35,294

Colombia Information	Three Months Ended March 31,		Three Months Ended December 31,
	2026	2025	2025
Operating Netback[2]
Gross Profit[4]	$24,377	$26,948	$(2,865)
Depletion and Accretion[8]	$40,633	$44,999	$49,383
Operating Netback[2]	$65,010	$71,947	$46,518

Oil Sales	$102,324	$117,648	$89,072
Operating Expenses	(35,042)	(42,490)	(39,897)
Transportation Expenses	(2,272)	(3,211)	(2,657)

Operating Netback[2]	$65,010	$71,947	$46,518

Average Daily Production (boe/d)
WI Production Before Royalties	21,319	25,652	23,259
Royalties	(3,230)	(4,420)	(3,013)
Production NAR	18,089	21,232	20,246
Decrease (Increase) in Inventory	799	(379)	(908)
Sales	18,888	20,853	19,338
Royalties, % of WI Production Before Royalties	15%	17%	13%

Operating Netback ($/boe)(2)(9)
Gross Profit(4)(9)	$12.25	$11.85	$(1.39)
Depletion and Accretion(8)(9)	$20.41	$19.78	$24.02
Operating Netback(2)(9)	$32.66	$31.63	$22.63

Brent	$78.38	$74.98	$63.08
Quality and Transportation Discount	(18.19)	(12.30)	(13.01)
Royalties	(8.79)	(10.96)	(6.75)
Average Realized Price	51.40	51.72	43.32
Transportation Expenses	(1.14)	(1.41)	(1.29)
Average Realized Price Net of Transportation Expenses	50.26	50.31	42.03
Operating Expenses	(17.60)	(18.68)	(19.40)
Operating Netback(2)(9)	$32.66	$31.63	$22.63

Ecuador Information	Three Months Ended March 31,		Three Months Ended December 31,
	2026	2025	2025
Operating Netback[2]
Gross Profit[4]	$6,378	$1,361	$3,678
Depletion and Accretion[8]	$15,861	$10,496	$5,258
Operating Netback[2]	$22,239	$11,857	$8,936

Oil Sales	$40,745	$21,023	$12,486
Operating Expenses	(15,952)	(8,073)	(2,918)
Transportation Expenses	(2,554)	(1,093)	(632)
Operating Netback[2]	$22,239	$11,857	$8,936

Average Daily Production (boe/d)
WI Production Before Royalties	8,759	4,034	6,898
Royalties	(2,584)	(1,424)	(1,925)
Production NAR	6,175	2,610	4,973
Decrease (Increase) in Inventory	1,727	840	(2,572)

Sales	7,902	3,450	2,401
Royalties, % of WI Production Before Royalties	30%	35%	28%

Operating Netback ($/boe)(2)(9)
Gross Profit(4)(9)	$6.76	$3.10	$9.24
Depletion and Accretion(8)(9)	$16.81	$23.93	$13.21
Operating Netback(2)(9)	$23.57	$27.03	$22.45

Brent (M-1 Pricing)[10]	$65.12	$75.53	$65.09
Quality and Transportation Discount	(7.82)	(7.82)	(8.57)
Royalties	(14.12)	(19.79)	(25.15)
Average Realized Price	43.18	47.92	31.37
Transportation Expenses	(2.71)	(2.49)	(1.59)
Average Realized Price Net of Transportation Expenses	40.47	45.43	29.78
Operating Expenses	(16.90)	(18.40)	(7.33)
Operating Netback(2)(9)	$23.57	$27.03	$22.45

Canadian Information	Three Months Ended March 31,		Three Months Ended December 31,
	2026	2025	2025
Operating Netback[2]
Gross Profit[4]	$5,942	$(208)	$38
Depletion and Accretion[8]	$7,414	$12,936	$13,595
Operating Netback[2]	$13,356	$12,728	$13,633

Oil Sales	$20,987	$20,826	$19,785
Natural Gas Sales	6,074	6,712	7,477
NGL Sales	5,040	6,930	4,026
Royalties	(3,113)	(4,966)	(2,917)
Oil, Natural Gas and NGL Sales After Royalties	$28,988	$29,502	$28,371
Operating Expenses	(15,155)	(16,527)	(14,345)
Transportation Expenses	(477)	(247)	(393)
Operating Netback[2]	$13,356	$12,728	$13,633

Average Daily Production
Crude Oil (bbl/d)	3,674	3,623	4,220
Natural Gas (mcf/d)	43,398	49,860	46,158
NGLs (bbl/d)	4,512	5,029	4,274
WI Production Before Royalties (boe/d)	15,419	16,961	16,187

Royalties (boe/d)	(1,942)	(2,240)	(1,942)
Production NAR (boe/d)	13,477	14,721	14,245
Sales (boe/d)	13,477	14,721	14,245
Royalties, % of WI Production Before Royalties	13%	13%	12%

Benchmark Prices
West Texas Intermediate ($/bbl)	72.73	71.47	59.24
AECO Natural Gas Price (C$/GJ)	1.91	2.05	2.11

Average Realized Price
Crude Oil ($/bbl)	63.47	63.87	50.96
Natural Gas ($/mcf)	1.56	1.50	1.76
NGLs ($/bbl)	12.41	15.31	10.24

Operating Netback ($/boe)(2)(9)
Gross Profit(4)(9)	$4.28	$(0.14)	$0.03
Depletion and Accretion(8)(9)	$5.34	$8.48	$9.13
Operating Netback(2)(9)	$9.62	$8.34	$9.16

Average Realized Price	$23.12	$22.58	$21.01
Royalties	(2.24)	(3.25)	(1.96)
Transportation Expenses	(0.34)	(0.16)	(0.26)
Operating Expenses	(10.92)	(10.83)	(9.63)
Operating Netback(2)(9)	$9.62	$8.34	$9.16
1 Gran Tierra’s first quarter total company average quarterly production includes the removal of Simonette production as of March 10, 2026.
2Operating netback, earnings before interest, taxes and depletion, depreciation and accretion (“DD&A”) (“EBITDA”), Adjusted EBITDA, funds flow from operations, net debt, free cash flow, and cash netback, are non-GAAP measures and do not have a standardized meaning under GAAP. Cash flow refers to the GAAP line item “net cash provided by operating activities”. Refer to “Non-GAAP Measures” in this press release for descriptions of these non-GAAP measures and reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.
3 Weighted average shares outstanding based on March 31, 2026 balance of 35,299,842 shares (basic and diluted) and March 31, 2025 balance of 35,777,367 shares (basic and diluted).
4 Gross profit is calculated as oil, gas and NGL sales, less operating and transportation expenses, and depletion and accretion related to producing assets.
5 Net Debt is based on $606 million outstanding of Senior Notes less $125 million of cash and cash equivalents as at March 31, 2026.
6 Certain information in this section may constitute “analogous information” as defined in NI 51-101. Refer to “Presentation of Oil and Gas Information - Analogous Information”.
7 Gran Tierra’s second quarter-to-date 2026 total average differentials are for the period from April 1 to April 30, 2026.
8 Depletion and Accretion is calculated as DD&A expenses less depreciation of administrative assets.
9 Per boe amounts are based on WI sales before royalties. For per boe amounts based on NAR production, see Gran Tierra’s Quarterly Report on Form 10-Q filed on May 7, 2026.
10 Ecuador oil sales are priced on an “M-1” basis, a pricing convention whereby the realized price for volumes lifted in a given month is determined by reference to the average Brent crude oil price of the immediately preceding calendar month, rather than the month in which lifting occurs.

Conference Call Information:
Gran Tierra will host its first quarter 2026 results conference call on Friday, May 8, 2026, at 9:00 a.m. Mountain Time, 11:00 a.m. Eastern Time. Interested parties may access the conference call by registering at the following link: https://register-conf.media-server.com/register/BId54ccfac7a26465e91ba999a459970cf. Please note that there is no longer a general dial-in number to participate and each individual party must register through the provided link. Once parties have registered, they will be provided a unique PIN and call-in details. There is also a feature that allows parties to elect to be called back through the “Call Me” function on the platform. Interested parties can also continue to access the live webcast from their mobile or desktop devices at the following link: https://edge.media-server.com/mmc/p/4afdf5mg, which is also available on Gran Tierra’s website at https://www.grantierra.com/investor-relations/presentations-events/.
2025 Sustainability Report:
Gran Tierra has published its 2025 Sustainability Report and is available on the Company website at www.grantierra.com/esg.
Corporate Presentation:
Gran Tierra’s Corporate Presentation has been updated and is available on the Company website at www.grantierra.com.
About Gran Tierra Energy Inc.
Gran Tierra Energy Inc., together with its subsidiaries, is an independent international energy company currently focused on oil and natural gas exploration and production in Canada, Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Canada, Colombia and Ecuador; however, Gran Tierra recently entered into an exploration, development and production sharing agreement with the State Oil Company of the Republic of Azerbaijan (“SOCAR”) and may eventually expand our operations into Azerbaijan and will continue to pursue additional new growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Except to the extent expressly stated otherwise, information on the Company’s website or accessible from our website or any other website is not incorporated by reference into and should not be considered part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.
Gran Tierra’s Securities and Exchange Commission (the “SEC”) filings are available on the SEC website at http://www.sec.gov. The Company’s Canadian securities regulatory filings are available on SEDAR+ at http://www.sedarplus.ca and UK regulatory filings are available on the National Storage Mechanism website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.
Contact Information
For investor and media inquiries please contact:
Gary Guidry, President & Chief Executive Officer
Ryan Ellson, Executive Vice President & Chief Financial Officer
Tel: (403) 265-3221
For more information on Gran Tierra please go to: www.grantierra.com.
Forward Looking Statements and Advisories:
This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”), which can be identified by such terms as “expect”, “plan”, “anticipate”, “target”, “outlook”, “can,” “will,” “should,” “guidance,” “forecast,” “signal,” “measures taken to” and “believes”, derivations thereof and similar terms identify forward-looking statements. Such forward-looking statements include, but are not limited to, the Company’s capital budget amount and uses; the Company’s strategies related to exploration, drilling and operation activities; expectations regarding reservoir prospects and production amounts; future well results (including initial oil and natural gas production rates and productive capacity based on past performance); expected future net cash provided by operating activities (described in this press release as “cash flow”), free cash flow, operating netback, EBITDA and certain associated metrics; anticipated capital expenditures, including the location and impact of capital expenditures; operating and general and administrative costs; production guidance for 2026; and the Company’s expectations as to debt repayment, , hedging and its positioning for 2026 and beyond. The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions in Canada, Colombia and Ecuador and areas of potential expansion, and the ability of Gran Tierra to execute its business and operational plans (including any debt repayment plan) in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-

looking statements are reasonable at this time, but no assurance can be given that these factors, expectations and assumptions will prove to be correct.
Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: certain of Gran Tierra’s operations are located in South America and unexpected problems can arise due to guerilla activity, strikes, local blockades or protests; technical difficulties and operational difficulties may arise which impact the production, transport or sale of Gran Tierra’s products; other disruptions to local operations; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including inflation and changes resulting from a global health crisis, geopolitical events, including the ongoing conflicts in Ukraine, the Middle East and Venezuela, or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and resulting company or third-party actions in response to such changes; changes in commodity prices, including volatility or a prolonged decline in these prices relative to historical or future expected levels; the risk that current global economic and credit conditions may impact oil and natural gas prices and oil and natural gas consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; prices and markets for oil and natural gas are unpredictable and volatile; the effect of hedges; the accuracy of productive capacity of any particular field; geographic, political and weather conditions can impact the production, transport or sale of Gran Tierra’s products; the ability of Gran Tierra to execute its business plan, which may include acquisitions, and realize expected benefits from current or future initiatives; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates); the risk profile of planned exploration activities; the effects of drilling down-dip; the effects of waterflood and multi-stage fracture stimulation operations; the extent and effect of delivery disruptions, equipment performance and costs; actions by third parties; the timely receipt of regulatory or other required approvals for Gran Tierra’s operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; volatility or declines in the trading price of Gran Tierra’s common stock or bonds; the risk that Gran Tierra does not receive the anticipated benefits of government programs, including government tax refunds; Gran Tierra’s ability to comply with financial covenants in its credit agreement and indentures and make borrowings under its credit agreement; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the SEC, including, without limitation, under the caption “Risk Factors” in Gran Tierra’s Annual Report on Form 10-K for the year ended December 31, 2025 filed on March 4, 2026 and its other filings with the SEC. These filings are available on the SEC’s website at http://www.sec.gov and on SEDAR+ at www.sedarplus.ca and UK regulatory filings are available on the National Storage Mechanism website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.
The forward-looking statements contained in this press release are based on certain assumptions made by Gran Tierra based on management’s experience and other factors believed to be appropriate. Gran Tierra believes these assumptions to be reasonable at this time, but the forward-looking statements are subject to risk and uncertainties, many of which are beyond Gran Tierra’s control, which may cause actual results to differ materially from those implied or expressed by the forward looking statements. The risk that the assumptions on which the 2026 outlook are based prove incorrect may increase the later the period to which the outlook relates. All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.
The estimates of future production, EBITDA, net cash provided by operating activities (described in this press release as “Cash Flow”), Free Cash Flow, capital expenditures, budgeted costs, realized prices, operating and transportation expenses, and operating netback may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are provided to give the reader a better understanding of the potential future performance of the Company in certain areas and are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational and financial information for 2026. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. The actual results of Gran Tierra’s operations for any period could vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures
This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net income or loss, cash flow from operating activities or other measures of financial performance as determined in accordance with GAAP. Gran Tierra’s method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as to not imply that more emphasis should be placed on the non-GAAP measure.
Net Debt, as presented as at March 31, 2026 is comprised of $584 million (gross) of long-term senior notes outstanding and $22 million (gross) of senior notes outstanding less cash and cash equivalents of $125 million, prepared in accordance with GAAP. Management believes that net debt is a useful supplemental measure for management and investors in order to evaluate the financial sustainability of the Company’s business and leverage. The most directly comparable GAAP measure is total debt.
Operating netback, as presented, is defined as gross profit less depletion and accretion related to producing assets. Operating netback per boe, as presented, is defined as operating netback over WI sales volume. See the table entitled Financial and Operational Highlights above for the components of consolidated operating netback and corresponding reconciliation.
Cash netback, as presented, is most directly comparable to gross profit and is calculated as gross profit adjusted for depletion and accretion related to producing assets, cash G&A expenses, other taxes, severance expenses, realized foreign exchange gains or losses, cash settlement on derivative instruments, interest expense (excluding amortization of debt issuance costs, non-cash interest, and senior notes exchange fees), interest income, other cash gains or losses, net lease payments, and current income tax expense or recovery. Cash netback per boe, as presented, is defined as cash netback over WI sales volumes. Management believes that operating netback and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra’s principal business activities prior to the consideration of other income and expenses. See the table entitled Financial and Operational Highlights above for the components of operating netback and operating netback per boe. A reconciliation from gross profit to cash netback is as follows:

	Three Months Ended March 31,		Three Months Ended December 31,
Operating and Cash Netback - Non-GAAP Measure ($000s)	2026	2025	2025
Gross Profit	$36,697	$28,101	$851
Adjustments to reconcile gross profit to operating netback
Depletion and accretion	63,908	68,431	68,236
Operating Netback (non-GAAP)	100,605	96,532	69,087
Cash G&A expenses	(15,149)	(11,926)	(16,817)
Other taxes	(1,041)	(481)	(657)
Severance expenses	(2,468)	—	—
Realized foreign exchange loss	(1,625)	(2,151)	(2,792)
Cash settlement on derivative instruments	(11,082)	443	757
Interest expense, excluding amortization of debt issuance costs, non-cash interest, and senior notes exchange fees	(21,169)	(19,402)	(21,477)
Interest income	401	425	217
Other cash gain	420	—	—
Net lease payments	(219)	169	(114)
Current income tax expense	(5,850)	(8,265)	(1,377)
Cash Netback (non-GAAP)	$42,823	$55,344	$26,827

EBITDA, as presented, is defined as net income or loss adjusted for DD&A expenses, interest expense, and income tax expense or recovery. Adjusted EBITDA, as presented, is defined as EBITDA adjusted for asset impairment, severance expenses, non-cash lease expense, lease payments, foreign exchange gains or losses, stock-based compensation expense or recovery, unrealized derivative instruments gains or losses, and other non-cash gains or losses. Management uses this supplemental measure to analyze performance and income generated by our principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is a useful supplemental information for investors to analyze our performance and our financial results. A reconciliation from net income or loss to EBITDA and adjusted EBITDA is as follows:

	Three Months Ended March 31,		Three Months Ended December 31,
EBITDA - Non-GAAP Measure ($000s)	2026	2025	2025
Net Loss	$(119,172)	$(19,280)	$(141,148)
Adjustments to reconcile net loss to EBITDA and Adjusted EBITDA
DD&A expenses	69,874	72,202	72,535
Interest expense	49,878	23,235	28,261
Income tax expense	(26,595)	3,553	(36,678)
EBITDA (non-GAAP)	$(26,015)	$79,710	$(77,030)
Asset impairment	—	—	136,261
Severance expenses	2,468	—	—
Non-cash lease expense	1,468	1,736	1,173
Lease payments	(1,687)	(1,567)	(1,287)
Foreign exchange gain	1,425	3,838	896
Stock-based compensation expense (recovery)	19,676	(517)	3,042
Unrealized derivative instruments loss (gain)	77,328	1,910	(7,669)
Other non-cash (gain) loss	(728)	52	(2,913)
Adjusted EBITDA (non-GAAP)	$73,935	$85,162	$52,473

Funds flow from operations, as presented, is defined as net income or loss adjusted for DD&A expenses, asset impairment, deferred tax expense or recovery, stock-based compensation expense or recovery, amortization of debt issuance costs, Senior Notes exchange fees, non-cash interest, non-cash lease expense, lease payments, unrealized foreign exchange gains or losses, unrealized derivative instruments gains or losses, and other non-cash gains or losses. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. Free cash flow, as presented, is defined as funds flow from operations adjusted for capital expenditures. Management uses this financial measure to analyze cash flow generated by our principal business activities after capital requirements and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income or loss to funds flow from operations and free cash flow is as follows:

	Three Months Ended March 31,		Three Months Ended December 31,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2026	2025	2025
Net Loss	$(119,172)	$(19,280)	$(141,148)
Adjustments to reconcile net loss to funds flow from operations
DD&A expenses	69,874	72,202	72,535
Asset impairment	—	—	136,261
Deferred tax (recovery) expense	(32,445)	(4,712)	(38,055)
Stock-based compensation expense (recovery)	19,676	(517)	3,042
Amortization of debt issuance costs	11,293	3,833	4,759
Senior Notes exchange fees	12,903	—	—
Non-cash interest	4,513	—	2,025
Non-cash lease expense	1,468	1,736	1,173

Lease payments	(1,687)	(1,567)	(1,287)
Unrealized foreign exchange loss (gain)	(200)	1,687	(1,896)
Other non-cash (gain) loss	(728)	52	(2,913)
Unrealized derivative instrument (gain) loss	77,328	1,910	(7,669)
Funds Flow From Operations (non-GAAP)	$42,823	$55,344	$26,827
Capital expenditures	$45,359	$94,727	$53,040
Free Cash Flow (non-GAAP)	$(2,536)	$(39,383)	$(26,213)

Presentation of Oil and Gas Information
Boes have been converted on the basis of six thousand cubic feet (“Mcf”) natural gas to 1 boe of oil. Boes may be misleading, particularly if used in isolation. A boe conversion ratio of 6 Mcf: 1 boe is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a boe conversion ratio of 6 Mcf: 1 boe would be misleading as an indication of value.
References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra’s reported production is a mix of light crude oil and medium heavy crude oil, tight oil, conventional natural gas, shale gas and natural gas liquids for which there is no precise breakdown since the Company’s sales volumes typically represent blends of more than one product type. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.
This press release contains certain oil and gas metrics, including operating netback and cash netback, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. These metrics are calculated as described in this press release and management believes that they are useful supplemental measures for the reasons described in this press release.
Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.
Certain information in this press release may constitute ‘‘analogous information’’ as defined in NI 51-101, including, but not limited to, information relating to operations and oil and gas activities in Azerbaijan. Gran Tierra believes this information is relevant as it provides general information about the oil and gas activities in such basins where the Company is active. GTE is unable to confirm that the analogous information was prepared by an independent qualified reserves evaluator or auditor, or if the analogous information was prepared in accordance with the COGEH. Such information is not an estimate of reserves or production attributable to lands held or to be held by GTE and there is no certainty that the reserves and production data for the lands held or to be held by GTE will be similar to the information presented herein. The reader is cautioned that the data relied upon by GTE may be in error and/or may not be analogous to such lands to be held by GTE.